PRESS RELEASE

Contact Information:
TXO Partners, L.P.
Brent W. Clum
817.334.7800
ir@txopartners.com

Release Date:
March 19, 2025

TXO PARTNERS ANNOUNCES LEADERSHIP CHANGES: GARY D. SIMPSON AND BRENT W. CLUM PROMOTED TO CO-CHIEF EXECUTIVE OFFICERS AND BOB R. SIMPSON TO REMAIN CHAIRMAN OF THE BOARD OF DIRECTORS

[Fort Worth, TX, March 2025]—TXO Partners, L.P. (NYSE: TXO) (the “Company”) announced today that Bob R. Simpson will retire from the office of Chief Executive Officer of the Company’s general partner (the “General Partner”), effective April 1, 2025. He will maintain his position as Chairman of the Board of Directors, ensuring continuity and strategic oversight. In conjunction with Mr. B. Simpson’s retirement, Gary D.

Simpson and Brent W. Clum will both be promoted to serve as Co-Chief Executive Officers. Additionally, effective April 1, 2025, Gary D. Simpson will join the Board of Directors of the General Partner. Mr. G. Simpson, who currently serves as President of Production and Development, will maintain his existing responsibilities. Mr. Clum, who currently serves as President of Business Operations, Chief Financial Officer, and Director of the General Partner, will also continue in these roles alongside his new appointment. The transition will take effect on April 1, 2025.

“I am proud of our success at TXO Partners, and my intent is to continue providing leadership from this key position on the Board. Importantly, our management team and ownership are supportive of this timely transition,” stated Bob R. Simpson. “With his promotion, Gary brings decades of experience and a comprehensive skill set to the CEO office. Furthermore, Brent’s wisdom, dedication and in-depth perspective fortify the executive position. Based on our years of work together, we believe these two men possess a seasoned knowledge of how to create value for our holders. Their energy, tenacity and vision will inspire our journey ahead for TXO.”

“No doubt, Bob is a legend within the energy industry. Over a remarkable career of fifty years, his entrepreneurial spirit, financial stewardship and dogged endurance have forged his all-around success. We have been blessed to learn from him along the way. I am honored to partner with Brent to take the reins of CEO going forward,” said Gary D. Simpson. “We will maintain true to our mission as a production and distribution company. For our investors, the talented team at TXO is ready, willing and able to carry the legacy of success onwards.”

“Bob is not only a visionary, he is a great leader, a generous mentor and a trusted friend,” continued Brent W. Clum. “I am proud of what we have built through our partnership and stewardship and am determined to extend this legacy, with Gary, of building a powerful business where our investors and our employees are rewarded. Our success at TXO Partners is just beginning.”

About TXO Partners, L.P.
TXO Partners, L.P. is a master limited partnership focused on the acquisition, development, optimization and exploitation of conventional oil, natural gas, and natural gas liquid reserves in North America. TXO’s current acreage positions are concentrated in the Permian Basin of West Texas and New Mexico, the San Juan Basin of New Mexico and Colorado and the Williston Basin of Montana and North Dakota.
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